EXHIBIT 26

                               [Letterhead of IES]


[Date]

To:

Re:      IES Utilities Inc.
         Proposed Collateral Trust Bond Issue

Ladies/Gentlemen:

IES Utilities Inc. plans to commence an offering of $__________ in aggregate principal amount of its _______________ (the "_____") during the week of __________. Two registration statements on Form S-3 (File Nos. 33-62259 and 333-_____) (collectively, the "Registration Statement") relating to the ________ were filed with the SEC. It is expected bids will be solicited on either _________ or _________. The purpose of this letter is to extend to you an invitation to bid on this issue and to define the bidding process.

Proposals   are  being   solicited   from  _____   investment   banking   firms:
_____________________________. The Company will initiate the bidding process by contacting each of you by phone at approximately ______ New York City time the day prior to the bid. Your completed bid sheet should be returned to me by facsimile at ______ New York City time the following day. (Appropriate FAX numbers will be provided on the bid sheet.)

IES Utilities Inc. will select an underwriter based on the economics of the proposals as well as any other criteria it deems appropriate. This selection will be made within 15 minutes of receipt of the bids with pricing and execution of the underwriting agreement expected to be completed the same day.
Closing will occur ______ business days after pricing.

All bids are expected to be made in good faith with final pricing consistent with the selected offer. You should assume IES Utilities will be paid in same day funds at closing and that Dorsey & Whitney's fees will be paid by underwriters.

The Company does not plan to include a rating out in the underwriting agreement. Should your proposal be contingent on a rating out, please indicate so in your bid.

Under Section 34.2 of the Rules of the Federal Energy Regulatory Commission, we are required to notify you that no bid for securities shall be invited or accepted from any person who:

      i)  prior to the  submission of bids has performed any service for any fee
          or  compensation   in  connection   with  the  proposed   issuance  of
          securities;

     ii) violates Section 305(a) of the Federal Power Act with respect to this bid.

I am enclosing some materials which should be helpful in your due diligence. Included are the IES Utilities latest Form 10-K , appropriate Form 10-Q's, appropriate Form 8-K's, the Proxy Statement filed with the SEC on _______, the Registration Statement, and the form of underwriting agreement. Also enclosed is a Prospective Purchasers Questionnaire. Please complete this form and return it to me. A due diligence conference call is currently scheduled for ______ New York City time on ____________. ____________ of Dorsey & Whitney will be in contact with you to verify this.

Attached is a summary of the proposed offering as well as a distribution list and the proposed bid form. If you have any questions, please feel free to call either _____________ or ____________.


Very truly yours,